UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


                       Commission File Number 333-60749-02

TRUST CREATED BY COMMERCIAL MORTGAGE ACCEPTANCE CORP. (under a Pooling and Servicing Agreement dated as of July 1, 1999, which Trust is the Issuer of Commercial Mortgage Pass-Through Certificates, Series 1999-C1)
--------------------------------------------------------------------------------
           (Exact name of the registrant as specified in its charter)


                        LaSalle Bank National Association
                      135 South LaSalle Street, Suite 1625
                                Chicago, IL 60674
      Attention: Asset-Backed Securities Trust Services Group - Commercial
                            Mortgage Acceptance Corp.
          Commercial Mortgage Pass-Through Certificates, Series 1999-C1
                                 (800) 246-5761
--------------------------------------------------------------------------------
                  (Address, including zip code, and telephone)

          Commercial Mortgage Pass-Through Certificates, Series 1999-C1
--------------------------------------------------------------------------------
            (Title of each class of securities covered by this Form)
                                 Not applicable
--------------------------------------------------------------------------------
  (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(l)(i)     ____              Rule 12h-3(b)(l)(i)    ____
        Rule 12g-4(a)(l)(ii)    ____              Rule 12h-3(b)(l)(ii)   ____
        Rule 12g-4(a)(2)(i)     ____              Rule 12h-3(b)(2)(i)    ____
        Rule 12g-4(a)(2)(ii)    ____              Rule 12h-3(b)(2)(ii)   ____
                                                  Rule 15d-6               X
                                                                         ----

       Approximate number of holders of record as of the certification or
                        notice date:   Less than 50
                                     ---------------------

      Pursuant to the requirements of the Securities Exchange Act of 1934, TRUST CREATED BY COMMERCIAL MORTGAGE ACCEPTANCE CORP. (under a Pooling and Servicing Agreement dated as of July 1, 1999, which Trust is the Issuer of Commercial Mortgage Pass-Through Certificates, Series 1999-C1) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: January 28, 2000     By:  Midland  Loan   Services,   Inc.,   not  in  its
                                individual  capacity,   but  solely  as  a  duly
                                authorized  agent of the Registrant  pursuant to
                                Section  3.20  of  the  Pooling  and   Servicing
                                Agreement, dated as of July 1, 1999


                                By:         /s/ Lawrence D. Ashley
                                        ----------------------------------
                                Name:       Lawrence D. Ashley
                                        ----------------------------------
                                Title:      Senior Vice President
                                        ----------------------------------

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.